EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated as of July 15, 2010 (the “Effective Date”), is by and between XZERES Wind Corp., a Nevada corporation (the “Company”) and its director and chairman, David N. Baker (“Executive”),  an individual residing in Oregon for services.

W I T N E S S E T H:

WHEREAS, Company is in the business of designing, developing and marketing small wind turbine systems and related equipment for electrical power generation, specifically for use in residential, small business, rural electric utility systems, other rural locations, and other infrastructure applications globally.

WHEREAS, Company desires to employ the Executive on the terms set forth herein; and

WHEREAS, Executive desires to be employed by the Company in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged the parties hereto, intending to be legally bound, agree as follows:

AGREEMENT:

1.           Employment.  The Executive serves as a member and Chairman of the Board of Directors of the Company (the “Board of Directors”) and will continue to do so during such period as he shall desire to so serve and the shareholders shall elect him to the Board of Directors of the Company.  In addition to the duties performed by the Executive in his capacity as a member and Chairman of the Board of Directors as set forth in the Bylaws of the Company and as customarily performed by persons holding such positions in  publicly held corporations of the size, type and nature of the Company, the Company is employing the Executive to perform the following duties, and the Executive hereby accepts such employment, on the terms and conditions set forth herein:

•	Recruit and assemble a senior management team, marketing team and sales force;
•	Mentor and support the sales force;
•	Negotiate with vendors, dealers and enterprise level customers;
•	Manage all investment and shareholder communications and activities;
•	Lead and manage future merger, acquisition and other financing related actions;
•	Supervise the administration of all intellectual property;
•
Originate, structure and negotiate on behalf of the Company with financial institutions and other prospective investors, individuals or entities with respect to meeting the Company’s ongoing and future capital needs; and

•	Provide such other services and duties as the Company’s board and senior management may, from time to time, reasonably request, consistent with the foregoing.

While the Executive agrees to devote a material portion of his business time, skill, labor and attention to the duties required of the Executive under this Agreement and shall perform such duties in a manner consonant with the duties of such position, the Company understands that such duties may be performed outside of the offices of the Company. Executive agrees to exercise the highest degree of professionalism and to utilize his expertise and creative talents in the course of performing his duties hereunder.  Nothing contained herein shall preclude the Executive from devoting time to other business or investment activities which are not in conflict with the business of the Company.

2.           Obligations of Executive.  In connection with carrying out the Executive’s obligations set forth hereunder, Executive shall comply with all federal and state securities, intellectual property, advertising, telemarketing and sales laws, rules and regulations.

3.           Compensation.  During such time as the Executive is employed by the Company pursuant hereto, the Company will pay to the Executive the compensation set forth in Exhibit A attached hereto and made a part hereof.

4.           Payment.  Payment to Consultant of the compensation set forth in Section 3 above shall be made in bi-monthly installments, in arrears, by check or wire transfer of immediately available funds in United States Dollars. Payments shall occur on or about the 15th and 30th days of the month. The Company shall withhold from any amounts payable under this Agreement such federal, state or local income taxes, social security, disability and other items as shall be required to be withheld pursuant to any applicable law or regulation and all benefit costs payable by the Company's similarly situated salaried employees.

The Company agrees to pay for directly or reimburse Executive for any reasonable business related expenses that may be incurred by Executive in connection with the performance of his duties hereunder in accordance with the Company’s then applicable reimbursement policies.

5.           Benefits.  Executive shall, during the term of this Agreement, be eligible to participate in the Company’s health benefit program and such other group benefit plans which the Company in its sole discretion makes available to the employees of the Company which may be in effect from time to time, on such basis and upon such terms as such plans are offered to the other employees of the Company.

6.           Termination.    This Agreement shall commence on the Effective Date and shall terminate upon the earlier to occur of (a) the mutual agreement of Company and Executive, (b) the ninetieth (90th)  day following delivery of written notice from either party to the other, for any reason or no reason at all, and (c) the three-year anniversary date of this Agreement.  If this Agreement is terminated, Executive shall not be entitled to any further compensation from the Company with respect to this Agreement beyond that already due and owing, but unpaid, at the time of the termination.

7.           Notices.  Any notices, consents, demands, requests, approvals and other communications to be given under this Agreement by either party to the other shall be deemed to have been duly given if given in writing and personally delivered, sent by facsimile, or sent by mail, registered or certified, postage prepaid with return receipt requested, or by recognized next day delivery service, addressed to the relevant party at the address set forth below (or at such other address as a party may designate by written notice in accordance with this Section 7):

To Company:                                                       XZERES Wind Corp.
9025 SW Hillman Court, Bldg 31, Suite 3126
Wilsonville, OR 97070
Attn: S. Clayton Wood, President

To Executive:                                                        David N. Baker
PO Box 16282201
Sioux Falls, SD 57186
Fax: 415-480-8787

Notices delivered personally and sent by email and/or facsimile shall be deemed communicated as of actual receipt, and mailed notices shall be deemed communicated as of three (3) days after mailing.

8.           Entire Agreement.  This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and contains all of the covenants and agreements between the parties with respect thereto.  This Agreement supersedes any and all prior or contemporaneous agreements, either oral or written, between the parties hereto with respect to the subject matter hereof.

9.           Modification.  No change, amendment or modification of this Agreement shall be valid or binding upon the parties hereto, nor shall any waiver of any term or condition in the future be so binding, unless such change, amendment or modification or waiver shall be in writing and signed by the parties hereto.

             10.    Governing Law and Venue; Attorney’s Fees.  This Agreement shall be governed by, and construed in accordance with, the substantive laws of the State of Nevada without regard to the conflict of law provisions thereof.  The state and federal courts located in Nevada will have sole jurisdiction over any disputes arising hereunder, and Executive hereby expressly consents to the personal jurisdiction of and venue in such courts. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

11.           Counterparts.  This Agreement may be executed in counterparts, each of which shall constitute an original, and all of which shall constitute one and the same instrument.  This Agreement, once executed by a party, may be delivered to the other party by facsimile or electronic PDF transmission of a copy of this Agreement bearing the signature of the party.

12.           Indemnity.  The Company shall indemnify and hold harmless Executive from any claims of any kind whatsoever, including reasonable attorney fees and related expenses, in any manner caused by, arising from, incident to, or growing out of the services to be performed under this Agreement, or injury or death to persons including employees or agents of the Company or damage to property including, but not limited to, property of the Company, other than those claims caused solely by Executive’s gross negligence or willful misconduct.  The Company represents that Executive shall be covered by the Company’s D&O policy.

13.           Assignment.  This Agreement may not be assigned, in whole or in part, by Executive without the Company’s prior written consent, which may be withheld, conditioned or delayed in the sole discretion of the Company.  Any purported assignment made without the Company’s prior written consent will be void and of no effect.  Company shall have the right to assign this Agreement to its successors or assigns or to any of its subsidiaries or affiliated corporations; provided that the Company will remain liable for payment of the Executive’s compensation in accordance with Section 3 of this Agreement.  The terms "successors" and "assigns" shall include any person, corporation, partnership or other entity that buys all or substantially all of Company’ assets or all of its stock, or with which the Company merges or consolidates.  The rights and obligations of, and benefits to, Executive hereunder are inherent to the Company and shall be paid regardless of any change in ownership of Company.

14.           Binding Effect.  This Agreement shall be binding upon the parties hereto, together with their respective executors, administrators, successors, personal representatives, heirs and permitted assigns.

15.           Authority.  Each party warrants to the other party that he or it, as the case may be, has the capacity, power and authority to enter into and perform this Agreement and any person or persons signing this Agreement on behalf of any party have been properly authorized and empowered to enter into this Agreement.

16.           Injunctive Relief.  Executive agrees that any breach of this Agreement by Executive may result in irreparable and continuing damage to the Company for which there may be no adequate remedy at law, and the Company will therefore be entitled to obtain injunctive relief, in addition to such other and further relief as may be available to the Company.

17.           Waiver.  No waiver by the Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach.  No waiver by the Company of any right under this Agreement will be construed as a waiver of any other right.  The Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.

XZERES Wind Corp

By:
Name:  S. Clayton Wood
Its:           President

EXECUTIVE

By:        /s/ David N. Baker
Name:   David N. Baker

EXHIBIT A
Compensation

1.
$12,000.00 per month from the date hereof until December 31, 2010, and $15,000 per month commencing on January 1, 2011 and continuing for the balance of the term of this Agreement, plus, in each case, any performance bonuses as may be determined by the Board of Directors in its discretion.

2.	An immediate grant of stock options to purchase a total of 200,000 shares of common stock of the Company, in form and substances as set forth in Exhibit B hereto.

EXHIBIT B

XZERES WIND CORP.
STOCK OPTION AGREEMENT

     THIS OPTION AGREEMENT (this "Agreement") is made and entered into this 15th day of July, 2010, by and between XZERES WIND CORP., a Nevada corporation (the "Company"), and DAVID N. BAKER (the "Optionee"). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Cascade Wind Corp. 2010 Stock Option Plan (the "Plan").  The Plan, as amended from time to time, and all of its terms, are hereby incorporated herein by reference.  All capitalized terms used herein not otherwise defined herein shall have the respective meanings assigned to such terms in the Plan.

W I T N E S S E T H:

     WHEREAS, the Company has adopted the Plan, which permits the issuance of stock options for the purchase of shares of the common stock of the Company (the "Shares"); and

     WHEREAS, the Company and Optionee have executed an Employment Agreement (the “Employment Agreement”) dated July 15, 2010 pursuant to which the Optionee is being employed by the Company; and

     WHEREAS, the Company desires to afford the Optionee an opportunity to purchase Shares as hereinafter provided in accordance with the provisions of the Plan;

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

     1. Grant of Options. The Company hereby grants to the Optionee as of the Effective Date under the Consulting Agreement (the “Grant Date”) the right and option (the "Qualified Option") to purchase 100,000 Shares, in whole or in part (the "Qualified Option Stock"), at an exercise price of One Dollar and Ten Cents ($1.10) per Share, on the terms and conditions set forth in this Agreement and subject to all provisions of the Plan. It is intended that the Qualified Option shall be an Incentive Stock Option as defined in Section 422 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”).

The Company hereby further grants to the Optionee as of the Grant Date the right and option (the "Non-Qualified Option" and, together with the Qualified Option, the “Options”) to purchase 100,000 Shares, in whole or in part (the "Non-Qualified Option Stock" and, together with the Qualified Option Stock, the “Option Stock”), at an exercise price of One Dollar ($1.00) per Share, on the terms and conditions set forth in this Agreement and subject to all provisions of the Plan. It is intended that the Non-Qualified Option shall not be an Incentive Stock Option as defined in Section 422 of the Code.

     2. Exercise of Option. Except as provided herein and subject to such other exceptions as may be determined by the Plan Administrator in its discretion, the Qualified Option shall become vested and exercisable upon the Grant Date but shall not be exercisable after the expiration of five (5) years from the Grant Date, and the Non-Qualified Option shall become vested and exercisable at a rate of one-third on each of the first (1st) through and including the third (3rd) anniversaries of the Grant Date, if and only if Optionee has been continuously employed by the Company from the Grant Date through and including such respective anniversary.

     3. Manner of Exercise. The Options may be exercised in whole or in part any time within the period permitted hereunder for the exercise of the Options, with respect to whole Shares only, in the manner provided set forth in the Plan with payment to be made under any of the following methods:

(a)	Cash or check for the amount equal to the aggregate exercise price for the number of Shares being purchased; or

(b)
By delivery of Shares owned by the Optionee, duly endorsed for transfer to the Company, with a Fair Market Value on the date of delivery equal to the aggregate purchase price for the Shares with respect to which such Stock Option or portion is thereby exercised (a “stock for stock exercise”).  For the avoidance of doubt, the method set forth in this subsection (b) will permit a net exercise or pyramiding exercise.  The Optionee acknowledges that if he engages in a stock for stock exercise with Shares which are subject to Section 422(a)(1) of the Code, the Optionee may incur adverse federal income tax consequences.  The Optionee assumes the obligation to obtain appropriate independent tax advice prior to making any stock for stock exercise.

     4. Termination of Options. The Options will expire with respect to any then unexercised portion thereof, at the times set forth in the Plan.

     5. No Right to Continued Employment. The grant of the Options shall not be construed as giving Optionee the right to continued employment by the Company, and the Company may, in accordance with the terms of the Employment Agreement, terminates Optionee’s employment, free from any liability or any claim under the Plan.

     6. Adjustment to Option Stock. The number of Shares subject to the Options and the price per share of such Shares may be adjusted by the Plan Administrator from time to time pursuant to the Plan.

     7. Limited Transferability. The Options shall not be transferable by Optionee except as permitted by the Plan.

     8. Plan Governs. The Optionee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. The terms of this Agreement are governed by the terms of the Plan, and in the case of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern.

     9. Notice of Disposition.  The Optionee shall notify the Company when making any disposition of the Shares acquired upon exercise of the Options, whether by sale, gift or otherwise.

     10.  Payment of Taxes. If at the time the Options are exercised, in whole or in part, the Plan Administrator determines that under applicable law and regulations the Company could be liable for withholding of any federal and state tax with respect to a disposition of any Shares acquired upon exercise of the Options, Optionee shall pay to the Company, or make arrangements satisfactory to the Plan Administrator regarding payment of, any federal, state, or local taxes of any kind required by law to be withheld with respect to such amount.

     11.  Excessive Shares. In the event that the number of Shares subject to the Qualified Option exceeds any maximum established under the Code for incentive stock options that may be granted to the Optionee, the Qualified Option shall be considered a non-qualified option for purposes of the Code to the extent of such excess.

     12. Amendment. The Options may be amended as provided in the Plan.

     13. Severability. If any provision of this Agreement is, or becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or would disqualify the Plan under any laws deemed applicable by the Plan Administrator, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Plan Administrator, materially altering the intent of the Plan, such provision shall be stricken as to such jurisdiction and the remainder of the Plan shall remain in full force and effect.

     14. Notices. All notices required to be given under the Options shall be deemed to be received if delivered or mailed as provided for herein to the parties at the following addresses, or to such other address as either party may provide in writing from time to time.

To Company:                                                      Xzeres Wind Corp
9025 SW Hillman Court, Bldg 31, Suite 3126
Wilsonville, OR 97070
Attn: S. Clayton Wood, President

To Optionee:
David N. Baker
PO Box 16282201
Sioux Falls, SD 57186
Fax: 415-480-8787

     15. Governing Law. The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of Nevada without giving effect to conflicts of laws principles.

     16. Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Plan Administrator. Any determination made hereunder shall be final, binding and conclusive on the Optionee and the Company for all purposes.

     17. Successors in Interest. This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Optionee's legal representative and assignees. All obligations imposed upon the Optionee and all rights granted to the Company under this Agreement shall be binding upon the Optionee's heirs, executors, administrator, successors and assignees.

     IN WITNESS WHEREOF, the parties have caused this Stock Option Agreement to be duly executed effective as of the day and year first above written.

XZERES Wind Corp

By:       /s/ Clayton Wood
Name:  S. Clayton Wood
Its:           President

OPTIONEE

By:        /s/ David N. Baker
Name:   David N. Baker